UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Buffalo Wild Wings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Buffalo Wild Wings Mails Letter to Shareholders Demonstrating History of Peer Group Outperformance and Successfully Delivering Value to Shareholders

Letter Highlights Fresh Perspective of Board and Clear Strategy for Further Value Creation

Urges Shareholders to Vote “FOR” Each of Buffalo Wild Wings’ Highly-Qualified Director Nominees on the YELLOW Proxy Card

MINNEAPOLIS—MAY 8, 2017— Buffalo Wild Wings, Inc. (NASDAQ:BWLD) today mailed a letter to its shareholders in connection with the company’s upcoming 2017 Annual Meeting of Shareholders (“Annual Meeting”) to be held on June 2, 2017. The Buffalo Wild Wings Board of Directors unanimously recommends that shareholders vote the YELLOW proxy card “FOR” the election of all nine of the Board’s experienced and highly-qualified director nominees: Cynthia L. Davis, Andre J. Fernandez, Janice L. Fields, Harry A. Lawton, J. Oliver Maggard, Jerry R. Rose, Sam B. Rovit, Harmit J. Singh and Sally J. Smith.

All materials regarding the Board’s recommendation can be found at http://www.buffalowildwings.com/en/2017-annual-meeting/.

The full text of the letter follows:

VOTE THE ENCLOSED YELLOW PROXY CARD TODAY
“FOR” ALL OF BUFFALO WILD WINGS’ HIGHLY-QUALIFIED DIRECTOR NOMINEES

May 8, 2017

Dear Fellow Shareholder:

We write to encourage you to cast your vote for Buffalo Wild Wings’ upcoming 2017 Annual Meeting of Shareholders, which will be held on June 2nd. This meeting is particularly important because a hedge fund, Marcato Capital Management, L.P. (“Marcato”), is aiming to derail our strategic plan and remove every independent director on our Board with more than eight months of service. We believe that is reckless, and we need your support to prevent this from occurring. Vote the enclosed YELLOW proxy card “FOR” your company’s highly-qualified and experienced director nominees.

BUFFALO WILD WINGS HAS GENERATED STRONG RETURNS FOR SHAREHOLDERS COMPARED TO OUR PEERS

Without putting forth a substantive and realistic operating plan, Marcato is now asking for your vote based on flawed analysis. The hedge fund compares Buffalo Wild Wings’ results to those of large industrial companies and to retailers that sell hairbrushes and discounted t-shirts. When Marcato does compare Buffalo Wild Wings to other restaurant companies, it includes a mix of quick-serve and fast casual companies and others, which are very different operationally and have very different business models.

If you compare Buffalo Wild Wings to truly comparable companies – casual dining companies with servers and a full menu and that operate in the same macro environment conditions and with similar labor issues – you will see that we have outperformed them on financial and operating metrics, as well as on shareholder returns. Marcato never claims – and with good reason – that there are casual dining chains that have consistently outperformed us.

Perhaps because Marcato has been unable to construct a fair set of peer companies that consistently outperform Buffalo Wild Wings, Marcato instead points out that we have used different variations of peer sets over time. It is true that we use different sets of peers for different purposes; for example, in setting compensation, we are concerned with companies that compete with us for talent. But the truth that Marcato fails to mention is that we have outperformed the median of all of the peer sets we use over the majority of the relevant timeframes. Marcato does not claim otherwise. Nor could it.

Do not allow Marcato’s misleading claims to distract you from the fact that Buffalo Wild Wings has outperformed its casual dining peers over the short- and long-term.

Moreover, since our IPO, we have generated significant returns for our shareholders. Indeed, an investor in our IPO would have received a return of 24% per year over the nearly 14 years we have been publicly listed. We are extremely proud of this track record on an absolute basis and note that it is substantially better than any of our casual dining peers.

ANNUALIZED TSR SINCE EACH COMPANY'S IPO3
24%
19%
19%
16%
15%
15%
14%
13%
11%
11%
11%
1%
(3%)
(15%)
(66%)
IPO Date
2003
2012
1981
2012
2004
1995
1992
1984
2002
1991
1996
1998
19964
2010
2012
Chuy's
Cracker Barrel
BLOOMIN' BRANDS
TEXAS
DARDEN
The Cheesecake Factory
BRINKER
Red Robin
dineEquity
BJ's
Denny's
Ruby Tuesday
BRAVO BRIO

We are sharply focused on continuing our history of generating outstanding returns for our shareholders. Our goal is to meet or exceed the success we have had since our IPO.

BUFFALO WILD WINGS HAS ALSO OUTPERFORMED OUR PEER GROUP ON
RELEVANT OPERATING METRICS

Marcato also claims that our operating performance has been weak. While we are never satisfied, we also believe Marcato’s review of our history is flawed.

Our fundamental business and financial performance has exceeded that of our peers over most periods of our history.

Marcato correctly notes that one of our franchisees has higher margins in its stores than we do across the entire company. But standing alone, that is misleading. First, we do have restaurant-level margins in many of our units that match or exceed those of the franchisee Marcato references. But, we operate nationally. In many of our markets, the labor laws, rents and regional economies are not as favorable as those of our geographically concentrated franchisees, including the one referenced by Marcato.

We recently benchmarked our stores in one particular region against those of a franchisee who operates in the same region. Our company owned restaurants in that region had better margins than the franchisee. You can also observe in the accompanying chart that our same store sales growth is consistently above our franchisees. We believe we are good operators, though we are always seeking to improve.

BUFFALO WILD WINGS HAS A CLEAR STRATEGY FOR FURTHER VALUE CREATION

Despite Marcato’s false assertions that we do not have a strategy, the company has already articulated a clear strategy to create additional shareholder value. We are focused on continuous improvement of our operating performance and optimizing the use and structure of our capital base, not mere financial engineering, like Marcato.

The core elements of our strategy include:

•	Maximizing our restaurant unit performance and profitability;

•	Continuously refining the in-restaurant experience to address consumer tastes and trends;

•	Undertaking disciplined unit growth, primarily in more dense markets and internationally;

•	Regularly evaluating our footprint and restaurant ownership mix; and

•	Optimizing our capital structure to lower our cost of capital.

Our unique approach to the market, focused on millennials and sports fans, has allowed us to outperform our peers since our launch. We are going to further capitalize on our unique advantages as we continue to pursue growth and margin expansion.

OUR BOARD HAS FRESH PERSPECTIVES AND RELEVANT EXPERTISE

Marcato claims that the Buffalo Wild Wings Board needs fresh perspective.

We have shown extraordinary commitment to Board refreshment. In the last year alone, we have appointed three new directors and have nominated two outstanding new directors for election at our Annual Meeting. In fact, if our slate is elected at this year’s Annual Meeting, we will have one of the shortest average tenures of any board in the casual dining sector.

AVERAGE TENURE OF INDEPENDENT DIRECTORS[6]

3.8
2.4
3.2
4.1
4.2
6.0
6.0
7.1
7.5
8.2
8.4
9.1
10.1
11.4
13.4
7
DARDEN
Chuy's
Red Robin
The Cheesecake Factory
Ruby Tuesday
Denny's
TEXAS
dineEquity

Our directors and nominees have highly relevant experience in the restaurant food service, entertainment, technology, retail and consumer sectors. In addition, our proposed Board is an appropriate mix of directors with a diversity of backgrounds and new perspectives, while retaining the knowledge that led Buffalo Wild Wings’ past success. We have also rotated the role of Chairman and each of our committees elected a new Chair in the past year.

Marcato’s risky, self-serving agenda asks you to remove every independent director with vital institutional knowledge of our business and who participated in our business’ superior long-term performance. This is simply not in shareholders’ best interests and it threatens the value of your investment.

We therefore urge you to vote “FOR” each of Buffalo Wild Wings’ nine nominees today by telephone, by Internet or by signing and dating the enclosed YELLOW proxy card and returning it in the postage-paid envelope provided. No matter how few shares you own, it is important that all shareholders have their voices heard in this critically important decision regarding your investment. We further encourage you to discard any proxy materials sent to you by Marcato.

Thank you for your continued support.

Sincerely,

Jerry R. Rose /s/ Jerry R. Rose Chairman of the Board and Independent Director	Cynthia L. Davis /s/ Cynthia L. Davis Independent Director	Andre J. Fernandez /s/ Andre J. Fernandez Independent Director
Harry A. Lawton III /s/ Harry A. Lawton III Independent Director	J. Oliver Maggard /s/ J. Oliver Maggard Independent Director	Harmit J. Singh /s/ Harmit J. Singh Independent Director

Sally J. Smith /s/ Sally J. Smith CEO & President and Director	James M. Damian /s/ James M. Damian Independent Director (retiring 2017)	Michael P. Johnson /s/ Michael P. Johnson Independent Director (retiring 2017)

If you have any questions or require any assistance with voting your shares, please contact the company’s proxy solicitor listed below:

105 Madison Avenue
New York, New York 10016
Call Collect: (212) 929-5500
or
Toll-Free (800) 322-2885
Email: proxy@mackenziepartners.com

Lazard Ltd is serving as financial advisor and Faegre Baker Daniels is serving as legal advisor to the company.

About the Company

Buffalo Wild Wings, Inc., founded in 1982 and headquartered in Minneapolis, is a growing owner, operator and franchisor of Buffalo Wild Wings(R) restaurants featuring a variety of boldly-flavored, made-to-order menu items including its namesake Buffalo, New York-style chicken wings. The Buffalo Wild Wings menu specializes in 21 mouth-watering signature sauces and seasonings with flavor sensations ranging from Sweet BBQ(TM) to Blazin'(R). Guests enjoy a welcoming neighborhood atmosphere that includes an extensive multi-media system for watching their favorite sporting events. Buffalo Wild Wings is the recipient of hundreds of "Best Wings" and "Best Sports Bar" awards from across the country. There are currently more than 1,220 Buffalo Wild Wings locations around the world.

To stay up-to-date on all the latest events and offers for sports fans and wing lovers, like Buffalo Wild Wings on Facebook, follow @BWWings on Twitter and visit www.BuffaloWildWings.com.

Cautionary Statement Regarding Certain Information

This communication contains “forward-looking statements” within the meaning of the federal securities laws. Such statements include statements concerning anticipated future events and expectations that are not historical facts. All statements other than statements of historical fact are statement that could be deemed forward-looking statements. Actual results may vary materially from those expressed or implied by forward-looking statements based on a number of factors, including the factors described under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 25, 2016, as updated or supplemented by subsequent reports we file with the SEC. We do not assume any obligation to publicly update any forward-looking statement after they are made, whether as a result of new information, future events or otherwise.

Important Information

Buffalo Wild Wings, Inc., its directors and certain of its executive officers and employees are participants in the solicitation of proxies from Buffalo Wild Wings shareholders in connection with its 2017 annual meeting of shareholders to be held on June 2, 2017. Information concerning the identity and interests of these persons is available in the definitive proxy statement Buffalo Wild Wings filed with the SEC on April 21, 2017.

Buffalo Wild Wings has filed a definitive proxy statement in connection with its 2017 annual meeting. The definitive proxy statement, any amendments thereto and any other relevant documents, and other materials filed with the SEC concerning Buffalo Wild Wings are (or will be, when filed) available free of charge at http://www.sec.gov and http://ir.buffalowildwings.com. Shareholders should read carefully the definitive proxy statement and any other relevant documents that Buffalo Wild Wings files with the SEC when they become available before making any voting decision because they contain important information.

Restaurant-Level Profit and Restaurant-Level Margin
Restaurant-level profit and restaurant-level margin are neither required by, nor presented in accordance with U.S. GAAP and are non-GAAP financial measures. Restaurant-level profit is defined as restaurant sales less restaurant operating costs (cost of sales, labor, operating, and occupancy expense). Restaurant-level margin is defined as restaurant-level profit as a percentage of restaurant sales. Restaurant-level profit and restaurant-level margin have limitations as analytical tools, and should not be evaluated in isolation or as substitutes for analysis of results as reported under U.S. GAAP. Management believes the restaurant-level profit and restaurant-level margin are important tools for investors because they are widely-used metrics within the restaurant industry to evaluate restaurant-level productivity, efficiency and performance. Management uses restaurant-level profit and restaurant-level margin as key performance indicators to evaluate the profitability of company-owned restaurants.
A reconciliation of restaurant sales to restaurant-level margin is provided below:

	Fiscal years ended
	December 25, 2016	December 27, 2015	December 28, 2014	December 29, 2013	December 30, 2012	Five year simple average
Restaurant sales	$1,891,616	1,715,000	1,422,990	1,185,351	963,963
Restaurant operating costs	1,557,680	1,395,983	1,146,636	966,789	788,384
Restaurant-level profit	333,936	319,017	276,354	218,562	175,579
Restaurant-level margin	17.7%	18.6%	19.4%	18.4%	18.2%	18.5%

	Fiscal years ended
	December 25, 2011	December 26, 2010	December 27, 2009	December 28, 2008	December 30, 2007	Ten year simple average
Restaurant sales	$717,395	555,184	488,702	379,686	292,824
Restaurant operating costs	572,599	453,265	402,934	313,237	245,809
Restaurant-level profit	144,796	101,919	85,768	66,449	47,015
Restaurant-level margin	20.2%	18.4%	17.6%	17.5%	16.1%	18.2%

Adjusted EBITDA

Adjusted earnings before interest, taxes, and depreciation and amortization (Adjusted EBITDA) is not required by, nor presented in accordance with U.S. GAAP and is a non-GAAP financial measure. The Company defines Adjusted EBITDA as income from operations plus depreciation and amortization, loss on asset disposals and impairment, and other income. Adjusted EBITDA has limitations as an analytical tool, and should not be evaluated in isolation or as a substitute for analysis of results as reported under U.S. GAAP. Management utilizes this metric as a basis for evaluating our ongoing operations, and believes investors' understanding of our performance is enhanced by including this non-GAAP financial measure as a reasonable basis for evaluating our ongoing results of operations, without the effects of interest, taxes, depreciation and amortization, loss on asset disposals and impairment, and other income.

A reconciliation of income from operations to Adjusted EBITDA is provided below:

	Fiscal years ended
	December 25, 2016	December 25, 2011	December 31, 2006
Income from operations	$136,700	72,784	21,499
Depreciation and amortization	152,140	49,913	14,492
Loss on asset disposals and impairment	8,434	1,929	1,008
Other income	1,464	118	2,339
Adjusted EBITDA	$298,738	124,744	39,338

Amounts in the reconciliations above are denoted in thousands.

Contacts

Buffalo Wild Wings, Inc.
Investor Relations Contact:
Heather Pribyl, 952-540-2095

Additional Investor Contact

MacKenzie Partners, Inc.
Bob Marese/Paul Schulman
212-929-5500

Media

Joele Frank, Wilkinson Brimmer Katcher
Meaghan Repko / Nick Lamplough
212-355-4449
___________________________
1Buffalo Wild Wings has outperformed the median TSR of every one of the five sets of peers that Marcato lists over the one year and five years ended April 28, 2017. Buffalo Wild Wings outperforms the median of three of the five peer sets for the three-year period.
2Source: FactSet. Note: Market data as of April 28, 2017. Casual dining index calculated as the median of the peers. Casual dining peers include BBRG, BJRI, BLMN, CAKE, CBRL, CHUY, DENN, DIN, DRI, EAT, IRGT, RRGB, RT and TXRH. BLMN, CHUY and IRGT calculated since end of first trading day closing price post IPO for five-year TSR comparison.
3Source: Company filings and FactSet. Market data as of April 28, 2017. Represents annualized TSR since respective IPO for each company.
4As of reincorporation date from Morrison Restaurants Inc.
5Source: Company filings. BWLD performance is compared to the mean of the peer group over the periods noted. Data reflects performance over the respective five and ten fiscal years ended 2016. Peers include BBRG, BJRI, BLMN, CAKE, CBRL, CHUY, DENN, DIN, DRI, EAT, IRGT, RRGB, RT and TXRH. Same-store sales figures are as reported. Where consolidated same-store sales is not reported (i.e., DIN, DRI, TXRH), the figures used in the analysis reflect the weighted average same-store sales by concept (i.e., DIN, DRI) or by ownership type (i.e., TXRH). Domestic same-stores sales used for DENN, DIN and BLMN. Restaurant-level margins are calculated as restaurant sales less restaurant operating costs. Restaurant operating costs include marketing expenses in all cases except for DRI, prior to FY 2014, and RT, and include any reported one-time adjustments. EPS analysis utilizes adjusted fiscal year EPS, when available and as reported, only for years in which each company was public. Mean EPS CAGR for the peer group excludes IRG due to negative EPS in FY 2016. EBITDA calculated as operating income, less stock-based comp and pre-opening expenses when not accounted for in the reported figure, plus depreciation and amortization. EBITDA is adjusted for impairment and closure expenses and one-time items.
6As of June 2017, in years.
7Pro forma for 2017 nominees.